                                                                     Exhibit 2.1

                                                CONFIDENTIAL TREATMENT REQUESTED



         ASSET PURCHASE AGREEMENT made as of the second day of December, 1996 between SmithKline Beecham Corporation, a Pennsylvania corporation ("SBC"), SmithKline Beecham Pharma Inc., a Canadian corporation ("SBP"), SmithKline Beecham Properties, Inc., a Delaware corporation ("SB Properties") and SmithKline Beecham Inter-American Corporation, a Delaware corporation ("IAC")(collectively SBC, SBP, SB Properties and IAC are referred to herein as the "Vendor") and Connective Therapeutics, Inc., a Delaware corporation (the "Purchaser").

         WHEREAS, Vendor manufactures and sells the prescription pharmaceutical products listed on EXHIBIT A hereto (the "Products");

         WHEREAS, Purchaser desires to purchase and Vendor desires to sell the Products and the Purchased Assets (as hereinafter defined).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and representations herein contained and intending to be legally bound, Vendor and Purchaser agree as follows:

                                    SECTION 1
                                 INTERPRETATION

         1.1 Definitions. Where used in this Agreement the following words or phrases shall have the meanings set forth below unless the context specifically indicates:

                  (a) "Affiliate" of an entity means, for so long as one of the following relationships is maintained, any corporation or other business entity controlled by, controlling, or under common control with another entity; with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than fifty percent (50%) interest in the decision-making authority of such other unincorporated business entity;

                  (b) "Agreement" means this Asset Purchase Agreement and any instrument amending this Agreement as referred to in Section 17.7; and the expression "Section" followed by a number means and refers to the specified Section of this Agreement;

                  (c) "Business Day" means any day excluding Saturday, Sunday and any other day which in the United States is a national legal holiday or any day on which national banking institutions are authorized by law to close;

                  (d) "Equity Agreement" means the agreement between SB Properties and Purchaser, substantially in the form of EXHIBIT B hereto.

                  (e) "Finished Goods" means finished, packaged, ready for sale Products;

                  (f) "Intellectual Property" means all trademarks (whether registered or unregistered), trade names and applications therefor, brand names, logotypes and symbols unique to the Products to the extent owned by or licensed to and used by Vendor in the Territory in the manufacture or sale of Products, all renewals, modifications and extensions thereof, together with the goodwill associated therewith, including, without limitation, such of the foregoing as are listed or described in Schedule 5.11, all copyrights (whether registered or unregistered), trade secrets, formulations and patents, patent applications or designs, discoveries, processes, manufacturing techniques, improvements, ideas, copyrightable works, or other inventions for which patent applications have not been filed, to the extent used by Vendor uniquely in the manufacture or sale of the Products in the Territory, including, without limitation, those that are listed in Schedule 5.11, and all continuations, continuations-in-part, renewals, reissues, modifications or extensions thereof; provided, however, that "Intellectual Property" does not include the SmithKline Beecham name or any variation thereof, the corresponding logos or current trade dress of the Products (except for the trademarks listed in Schedule 5.11);

                  (g) "Inventories" means all of Vendor's inventories of Finished Goods in the Territory at the Time of Closing and any rights of Vendor to any warranties received from manufacturers and sellers with respect to such Finished Goods;

                  (h) "Promissory Note" means the promissory note in the principal amount of $11,000,000, substantially in the form of EXHIBIT C hereto;

                  (i) "Purchase Price" means the purchase price payable to Vendor for the Purchased Assets provided for in Section 3;

                  (j) "Purchased Assets" means the property and assets described in Section 2.1 and related to the sale of the Products in the Territory;

                  (k) "Security Agreement" means the agreement between SBC and Purchaser substantially in the form of EXHIBIT D hereto;

                  (l) "Supply Agreement" means the agreement between SBC and Purchaser, substantially in the form of EXHIBIT E hereto.

                  (m) "Territory" means the United States, Canada and Puerto
Rico;

                  (n) "Time of Closing" means 1:00 o'clock in the afternoon (Eastern time) on January 7, 1997 or such other date as the parties shall mutually agree at which time the parties are to deliver the closing documents described in Section 10; and

                  (o) "Transitional Services Agreement" means the agreement between Vendor and Purchaser, substantially in the form of EXHIBIT F hereto.

         In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing a specific gender shall include the other genders and references to persons shall include corporations and one or more persons, their heirs, executors, administrators or assigns as the case may be.


                                      -2-

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         1.2 Currency. All dollar amounts referred to in this Agreement are in
U.S. Dollars.

         1.3 Headings, etc. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation hereof.

                                    SECTION 2
                                PURCHASED ASSETS

         2.1 Assets to be Sold and Purchased. Subject to the terms and conditions hereof, Vendor and its Affiliates shall sell, assign and transfer to Purchaser and Purchaser shall purchase from Vendor, at the Time of Closing, all rights, title and interest of Vendor and its Affiliates in the Purchased Assets wheresoever situated. The Purchased Assets shall include:

                  (a) all Intellectual Property, New Drug Application No. 18-689 (Capsules) and all supplements thereto, as amended, IND 13,027 (Capsules IND) dated November 30, 1976 and IND 17,636 (Special Studies IND) dated May 27, 1980 on file with the U.S. Food and Drug Administration (the "FDA"), IND 39,928 (Topical formulation for psoriasis) dated June 29, 1992 which was withdrawn July 21, 1995, Canadian NDS File No. 9427-S1376/4-27, Control No. 19842, and all existing information relating to the stability and shelf life of the Products;

                  (b) the existing lists of current, past and prospective customers for the Products, records of volumes of sales and actual selling price by customer by month for the ten months ending October 31, 1996 and written contracts and documentation in Vendor's possession pertaining to the same; provided, however, that Vendor retains its rights to such information with respect to sales of Vendor's other products;

                  (c) Vendor's existing files pertaining to the Products (whether in written or machine readable form) including, without limitation, research and development files, FDA files pertaining to the Products (including applications and registrations, as applicable), market studies, marketing plans, key physician records, copies of consumer complaint files, sales histories, quality control histories, manufacturing know-how and all other information and data pertaining to the Products owned by Vendor, which is in the possession of Vendor or agents and is accessible by Vendor with reasonable efforts;

                  (d) all work in progress with respect to the improvement, planning, promotion, production, development and distribution of the Products, including, without limitation, all papers and promotional materials on hand, all original art mechanicals and artwork for the production of packaging components, television masters, agreements with advertising agencies and other materials associated with the Products;

                  (e) all unfilled customer orders for the Products as of the Time of Closing (a list of such orders to be provided to Purchaser promptly after the Time of Closing).

         2.2      Liabilities.

                  (a) Subject to the provisions of Section 16.1 below, Purchaser shall be liable for all liabilities relating to actions taken or omissions to act from and after the Time of Closing related to the Purchased Assets, including any cost, claim, expense, loss or liability arising from any product liability claim or lawsuit or any FDA or other governmental agency action or notification relating to actions taken or omissions to act from and after the Time of Closing (except to the extent that the cost, claim, expense, loss or liability claimed relates to a Product supplied to Purchaser by Vendor under the Supply Agreement where the claim arises from the manufacture of the Product) (the foregoing liabilities being assumed by the Purchaser hereinafter referred to as the "Assumed Liabilities"); provided, however, that in the event the closing does not occur and the Purchaser does not acquire the Purchased Assets as contemplated by this Agreement, then the Purchaser shall not assume, and shall not be liable for, the Assumed Liabilities for any period of time.

                  (b) Prior to and after the Time of Closing, Vendor shall promptly pay and discharge all liabilities arising prior to the Time of Closing in respect of the Purchased Assets as such liabilities come due.

                  (c) Except for the Assumed Liabilities and subject to the provisions of Section 16.1 below, Purchaser shall not assume or be liable for any liabilities whatsoever, including, without limitation, product liability, liability in tort (including unripened liabilities due to past actions or sales), indebtedness for money borrowed, tax liabilities, obligations to employees, and liabilities for trade promotions related to the Purchased Assets and to acts or omissions occurring prior to the Time of Closing. Purchaser shall not assume any contract liabilities of Vendor, except as specifically set forth in Schedule 2.2(c).

         2.3 Use of Intellectual Property outside Territory. For the avoidance of doubt notwithstanding the conveyance of the Intellectual Property, Vendor retains the right to utilize the know-how and other intangible property (other than patents and trademarks specific to the Territory) with respect to the manufacture, marketing and sale outside the Territory of products in which auranofin is an active ingredient. Subject to the rights of third parties, Vendor will share with Purchaser on a timely basis any enhancements or improvements made through such manufacture and hereby grants Purchaser a non-exclusive right to use any such enhancements or improvements in the Territory. Vendor will use its reasonable best efforts to prohibit the resale (where Vendor or an Affiliate is the original seller) of products in which auranofin is an active ingredient in the Territory and will not sell such products to any person(s) if Vendor has actual knowledge that such person(s) intend to resell such products in the Territory.

                                    SECTION 3
                                 PURCHASE PRICE

         3.1 Purchase Price. The Purchase Price payable to Vendor for the Purchased Assets shall be $29.0 million.

         3.2 Transfer Taxes. Purchaser shall be liable for and shall pay all state and local sales and use taxes payable in connection with the conveyance and transfer of the Purchased Assets by Vendor to Purchaser.

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                                    SECTION 4
                            PAYMENT OF PURCHASE PRICE

         4.1 Payment of Purchase Price. The Purchase Price specified in Section
3.1 shall be paid and satisfied, at the option of Purchaser, by the delivery by Purchaser to Vendor at the Time of Closing of (a) a certified check or bank draft payable to the order of Vendor or by a wire transfer of funds to a bank account(s) to be designated by Vendor in the amount of $3.0 million, (b) the Promissory Note in the principal amount of $11.0 million, (c) deferred payments in the aggregate amount of $6.0 million based on net sales as provided in
Section 4.2 below, and (d) shares of Common Stock as provided in Equity Agreement. The amounts due under subsections (b) and (c) above shall be secured under the Security Agreement; provided that amounts under subsection (c) shall be secured only so long as there are remaining amounts due under the Promissory Note.

         4.2 Deferred Purchase Price. From and after the Time of Closing, Purchaser shall pay to SB Properties an amount equal to [*]% of net sales (up to $7.5 million in net sales in any calendar year and [*]% of net sales in excess of such amount) of the Products (or any other product in which auranofin is an active ingredient) by Purchaser or its Affiliates or any successor, assignee, licensee or distributor of Purchaser. For purposes of this Section 4.2, net sales shall be determined as described in Schedule 4.2. Such deferred payments shall accrue (without interest) commencing from the Time of Closing through December 31, 1998. Commencing January 1, 1999 such deferred payments shall be paid quarterly in arrears not later than 30 days after the end of each calendar quarter. During 1999 concurrently with each such quarterly payment, Purchaser shall also pay SB Properties one-fourth of the accrued payment with respect to the two year period ending December 31, 1998. Purchaser's obligation with respect to deferred payments (exclusive of any late charge for failure to make such payments when due and payable) shall be limited to $6 million. Vendor agrees and acknowledges that the deferred payments under this Section 4.2 are contingent on net sales. Purchaser makes no representation or warranty regarding the aggregate amount that may be due as deferred payments.

                                    SECTION 5
                    REPRESENTATIONS AND WARRANTIES OF VENDOR

         Vendor hereby represents and warrants to the Purchaser as follows and acknowledges that Purchaser is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

         5.1 Incorporation, Organization and Qualification. Each of SBC, SBP, SB Properties and IAC is a corporation duly incorporated, validly existing and in good standing under the law of the jurisdiction of its incorporation, and has the corporate power to own or lease its property and to carry on its business as now being conducted by it. Each of SBC, SBP, SB Properties and IAC is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it with respect to the Purchased Assets


-------------------------

* Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

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
or the Products makes such qualification necessary except in such jurisdictions where the failure to so qualify does not in the aggregate have a material adverse effect on Vendor's business taken as a whole.

         5.2 Authorization and Validity of Agreement. Each of SBC, SBP, SB Properties and IAC has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, the Equity Agreement, the Transitional Services Agreement, the Supply Agreement and any other agreements or instruments executed in connection herewith and therewith (the "SB Agreements") and the performance of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Boards of Directors of each of SBC, SBP, SB Properties and IAC, and no other corporate proceedings on the part of SBC, SBP, SB Properties or IAC are necessary to authorize such execution, delivery and performance. The SB Agreements have been duly executed by each of SBC, SBP and IAC and constitutes the valid and binding obligation of each such party, enforceable against each such party in accordance with their respective terms. Execution of the SB Agreements and consummation of the transactions contemplated thereby will not result in the violation of, or conflict with, any of the terms and provisions of the articles of incorporation or by-laws of SBC, SBP, SB Properties or IAC or of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over Vendor, the Products or the Purchased Assets or of any indenture or other written agreement to which Vendor may be a party.

         5.3 Title to Purchased Assets. Vendor is the sole owner of all the Purchased Assets with good title thereto free and clear of any mortgage, lien, charge, security interest, adverse claim or other encumbrance whatsoever (collectively, "Encumbrances"), and at the Time of Closing will have the right to transfer to Purchaser good title thereto, free and clear of all Encumbrances.

         5.4 Financial Information. The financial information set forth in
Schedule 5.4 hereto was derived from the books and records of Vendor and was prepared by Vendor in good faith and fairly presents the sales and contributions of the Products for the periods shown.

         5.5 Litigation. Except as set forth in Schedule 5.5, there are no actions, suits, proceedings, investigations, arbitration proceedings or other proceedings pending or threatened against or affecting the Purchased Assets at law or in equity or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before any arbitrator which actions, suits or arbitration proceedings or other proceedings relate to the Purchased Assets and Vendor is not now aware of any existing grounds on which any such action, suit or proceeding might be commenced and there is not currently outstanding against the Vendor any judgment, decree, injunction, rule, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or arbitrator and relating to the Purchased Assets. During the last ten years there has not been any occurrence of, nor is there under consideration or investigation by Vendor of, any product recall, or post-sale warning conducted by or on behalf of Vendor concerning any Product or any product recall conducted by or on behalf of any entity as a result of any alleged defect in any Product.

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         5.6 Inventory. The Inventory of Finished Goods set forth in Schedule
5.6 as of September 30, 1996, is of a type, quality and quantity useable and saleable (without discount in excess of discounts customarily provided by Vendor) in the ordinary course of business related to the Products.

         5.7 Product Formulas. Schedule 5.7 is a true and complete copy of the current formulations and production methodologies of each Product. Such formulations and methodologies are sufficient to enable Purchaser to manufacture all of the Products.

         5.8 Regulatory Issues. The documents (including adverse events reported to the FDA) listed on Schedule 5.8, copies of which have previously been delivered or made available to Purchaser, reflect all material regulatory issues with respect to the Products. Such copies are true and correct in all material respects.

         5.9 Compliance with Law. Schedule 5.9 lists all FDA and other administrative approvals, registrations and permits relating to the Purchased Assets. Except as described on Schedule 5.9, Vendor has conducted and is currently conducting the manufacture, promotion, advertising, marketing and sale of the Finished Goods in compliance with all applicable laws, rules, regulations and court or administrative orders and processes. The manufacture of the Products by SBC and its contract manufacturers conforms in all material respects to the FDA's current "good manufacturing practices" regulations for finished pharmaceuticals as applicable as currently interpreted and enforced.

         5.10 No Default Under Agreements. Other than Vendor's general contracts with wholesalers, Vendor's national accounts agreements and rights of reference to Drug Master Files under the FDA approvals, registrations and permits, there are no contracts which relate to the Products in the Territory.

         5.11 Intellectual Property Rights.

                  (a) Vendor is the beneficial owner of all right, title and interest in the Intellectual Property and the registered owner of all right, title and interest in the items listed on Schedule 5.11, and has the right to use, license, sublicense or assign the Intellectual Property without liability to, or any requirement to obtain the consent of, any other person, except as described in Schedule 5.11. Except as set forth in Schedule 5.11 there are no agreements, understandings, instruments, contracts, trade secrets or other proprietary rights to or from Vendor affecting the Intellectual Property.

                  (b) Except as otherwise set forth therein, all of the Intellectual Property listed in Schedule 5.11 as registered or filed has been duly registered or filed in the U.S. Patent and Trademark Office or the Canadian Trademark Office and is currently valid.

                  (c) To the best of Vendor's knowledge, there are no infringements, threats of infringements or asserted or unasserted claims by Vendor of infringements or misappropriation of any of the Intellectual Property in the Territory nor are there any asserted or unasserted claims by

Vendor contesting or challenging the right, title, or interest of any other person in any of the Intellectual Property.

                  (d) Except as set forth on Schedules 5.8 and 5.11, there are no outstanding threatened or actual claims asserted against Vendor alleging the infringement or misappropriation by Vendor of any intellectual property of any other party that may affect the Purchased Assets or the revocation, withdrawal, expiration, abandonment, or breach of any right to use the Intellectual Property in the Territory. Vendor has not been notified of any such claim of any person nor does Vendor know of any basis for the existence of any such claim in the Territory.

         5.12 Schedules. The information included on any Schedule delivered to Purchaser by Vendor under the terms of this Agreement shall be deemed to have been delivered with respect to any other Schedule delivered to Purchaser by Vendor as though such information were fully set forth in such additional Schedules. All Schedules are represented as true, correct and complete except to the extent specifically addressed in individual representations, warranties and Schedules.

         5.13 Health, Safety, Employment and Environmental Matters. To the extent that the failure to do so or be so would have a material adverse effect upon the Purchased Assets, Vendor is in compliance with all federal, state, local and foreign laws related to health and occupational safety, environment and hazardous materials and employment practices, that are applicable to Vendor or its business related to the Purchased Assets, and Vendor has conducted its business relating to the Purchased Assets in compliance with the foregoing laws.

         5.14 Ordinary Course. From October 1, 1995 through the date of this Agreement, Vendor has conducted the business relating to the Purchased Assets only in the ordinary course and there have been no events or circumstances of any kind that have materially and adversely affected the business related to the Purchased Assets.

         5.15 Governmental Approvals. Except for compliance with Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or as disclosed in the Schedules to this Section 5, no governmental authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the execution or delivery by Vendor of the SB Agreements.

                                    SECTION 6
                               COVENANTS OF VENDOR

         6.1 Conduct of the Business Until Closing. Except for the steps or actions taken pursuant to the prior written consent of Purchaser, Vendor, from the date of this Agreement until the Time of Closing, will conduct its business with respect to the Purchased Assets in good faith and in accordance with the same practices previously followed by it except to the extent specifically contemplated by this Agreement and during that period Vendor shall:

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
                  (a) conduct the business relating to the Purchased Assets, including without limitation marketing of the Products, only in the normal course;

                  (b) not transfer any of the Purchased Assets except Inventories in the normal course;

                  (c) not enter into any patent, trademark or tradename or know-how licenses, or any other leases, licenses, contracts or other commitments relating to the Purchased Assets, unless each such lease, license, contract or commitment (other than purchase orders for raw materials and Finished Goods placed in the normal course of business) is disclosed to and approved in advance by Purchaser;

                  (d) continue to meet the contractual obligations of, and to pay obligations relating to, the Purchased Assets as they mature in the normal course;

                  (e) preserve the good relations with respect to the Products with suppliers, business customers and others with whom Vendor has business relations relating to the Products; and

                  (f) not implement any price increases or decreases for any of the Products or any new trade or consumer promotions, and not change the terms or conditions or any such promotion in existence on the date hereof.

         6.2 Records and Retained Product. Vendor shall continue to the extent of its current practice to preserve its books and records (including financial information) relating to the Products and the Purchased Assets and retain product samples from each batch of the Products produced by or for Vendor, and during such periods and upon reasonable notice, shall grant Purchaser and its agents and representatives reasonable access to such records and retained product samples during normal business hours.

         6.3 Post Closing Orders. From and after the expiration of the term of the Transitional Services Agreement, Vendor shall promptly (but in no event later than two Business Days after receipt by Vendor's customer service department) deliver any purchase orders and refer all inquiries it shall receive with respect to the Products to Purchaser.

         6.4 Confidentiality. From and after the date hereof, Vendor shall use the same efforts to maintain the confidentiality of any proprietary or confidential information regarding the manufacture or sale of the Products as Vendor uses with respect to its own prescription pharmaceutical products; provided, however, that any such confidential or proprietary information (a) may be used by SBC in performing its obligations under the Supply Agreement, (b) may be shared, subject to execution of a confidentiality agreement, with potential third party manufacturers of the Products and (c) may be disclosed, subject to execution of a confidentiality agreement, with potential purchasers of rights outside the Territory to product lines for which auranofin is an active ingredient; provided that no information specific to Purchaser shall be disclosed in such context.

         6.5 Financial Information. In the event that Purchaser is required by the Securities and Exchange Commission to provide audited information with respect to the business related to the Purchased Assets for periods prior to the Time of Closing, Vendor shall cooperate with Purchaser in providing financial information to the extent of existing information is maintained by Vendor or can be prepared without undue hardship or expense to Vendor.

         6.6 HSR Act. Vendor will file with the United States Federal Trade Commission and the Antitrust Division of the Justice Department pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement. The parties will coordinate and cooperate with one another in exchanging information and providing reasonable assistance as the other may request in connection with the foregoing.

         6.7 Electronic Copies of Documents. At the Time of Closing, Vendor will deliver to Purchaser electronic copies of this Agreement (and all exhibits and schedules hereto other than Exhibits B, C, D and I) for the purpose of assisting Purchaser's compliance with its EDGAR disclosure requirements under the Exchange Act.

                                    SECTION 7
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Vendor and acknowledges that the Vendor is relying on such representations and warranties in connection with the transactions contemplated by this Agreement that:

         7.1 Incorporation, Organization and Qualification of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the law of the jurisdiction of its incorporation, and has the corporate power to own or lease its property and to carry on its business as now being conducted by it. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary except in such jurisdictions where the failure to so qualify does not in the aggregate have a material adverse effect on Purchaser's business taken as a whole.

         7.2 Corporate Action. This Agreement, the Promissory Note, the Equity Agreement, the Transitional Services Agreement, the Supply Agreement and any other agreements and instruments executed in connection herewith and therewith (the "Connective Agreements") are the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. The execution, delivery and performance of the Connective Agreements have been duly authorized by all necessary corporate action of Purchaser except that approval by Purchaser's stockholders will be required to approve the issuance of shares under the Equity Agreement if such issuance exceeds 19.9% of Purchaser's outstanding Common Stock prior to such issuance. The issuance of the Promissory Note and the shares of Connective Therapeutics common stock issued or to be issued pursuant to the Equity Agreement (the "Connective Shares") will not require any further corporate action, and will not be subject to preemptive or other preferential rights or similar statutory or contractual rights either arising pursuant to any agreement or instrument to which Purchaser is a party or which is otherwise binding upon Purchaser.

         7.3 Governmental Approvals. Except for compliance with the HSR Act, the Exchange Act, the registration of the Connective Shares under the Securities Act of 1933, as amended, pursuant to the Equity Agreement and any qualification or filings required to issue the Connective Shares under Pennsylvania securities laws, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations presently in effect, is or will be necessary for, or in connection with, execution and delivery of the Connective Agreements or the offer, issuance, sale, execution or delivery by Purchaser of the Promissory Note, the Equity Agreement or the Connective Shares, or for the performance by it of its obligations under the Connective Agreements.

                                    SECTION 8
                           COVENANTS OF THE PURCHASER



        8.1 Insurance. At all times from the Time of Closing through December 31, 1999, Purchaser shall maintain product liability insurance written on a claims made form in an amount of not less than $1,000,000 per occurrence, $2,000,000 annual aggregate. Purchaser shall provide Vendor with a certificate of insurance as evidence of such insurance at or before the Time of Closing and annually thereafter evidencing the renewal of said insurance. In the event that any such insurance shall be significantly reduced or restricted, terminated or shall otherwise not be renewed, Purchaser shall immediately notify Vendor.



         8.2 Confidentiality. From and after the Effective Date until the Time of Closing, Purchaser shall use the same efforts to maintain the confidentiality of any proprietary or confidential information regarding the Products as Purchaser uses to maintain the confidentiality of its own proprietary information. In the event that there is no Time of Closing under this Agreement, Purchaser shall return all information regarding the Products to Vendor, retaining no copies, excerpts or other analysis or redactions of such information and covenants that no such information shall be disclosed to any third party or utilized in any way by Purchaser in the conduct of its own business.

         8.3 HSR Act. Purchaser will file with the United States Federal Trade Commission and the Antitrust Division of the Justice Department pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement. The parties will coordinate and cooperate with one another in exchanging information and providing reasonable assistance as the other may request in connection with the foregoing.

         8.4 Senior Indebtedness. Purchaser shall use its best efforts to secure amendment or waiver of any outstanding Senior Indebtedness (as defined in the Note) as quickly as possible and

--------

* Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

in any event prior to the Time of Closing with the effect that as of the Time of Closing there is no such outstanding Senior Indebtedness.

                                    SECTION 9
                                MUTUAL COVENANTS

         9.1 Right to Investigate. After the date hereof, the Vendor shall afford to representatives of the Purchaser reasonable access to offices, plants, properties, books and records of the Vendor relating to the Products, during normal business hours, in order that the Purchaser may have full opportunity to make such investigations as it desires with respect to the Products. In the event of termination of this Agreement, the Purchaser shall deliver to the Vendor all documents, work papers and other material obtained by the Purchaser, or on its behalf, from the Vendor and all copies thereof, whether so obtained before or after the execution of this Agreement, and shall not itself use directly or indirectly or through any subsidiary or affiliate any information so obtained, or otherwise obtained from the Vendor, hereunder or in connection herewith (unless such information is generally known in the industry or was acquired by the Purchaser prior to the receipt thereof from the Vendor or was acquired after the date hereof from a third party having a bona fide right to provide the same to the Purchaser), and shall endeavor to have all such information kept confidential and not used in any manner.

         9.2 Equity Agreement. Purchaser and SB Properties shall enter into an Equity Agreement substantially in the form of EXHIBIT B hereto effective as of the Time of Closing.

         9.3 Supply Agreement. Purchaser and SBC shall enter into a Supply Agreement substantially in the form of EXHIBIT D hereto effective as of the Time of Closing.

         9.4 Transitional Services Agreement. Purchaser and Vendor shall enter into a Transitional Services Agreement substantially in the form of EXHIBIT E hereto effective as of the Time of Closing.

         9.5 Trade returns. For the period prior to February 28, 1997 Vendor shall bear the cost of all returns, Medicaid reimbursements and chargebacks for Products regardless of the date of sale, in each case in accordance with Vendor's then-current practices. Purchaser will not take any action to encourage any returns of such goods to Vendor. From and after March 1, 1997, Purchaser shall be responsible for all Medicaid reimbursements and chargebacks for Products regardless of the date of sale and shall be responsible for returns of Finished Goods from the trade in accordance with Purchaser's return policy. The parties hereto agree that should Purchaser accept returns or grant credit for or pay Medicaid reimbursements, chargebacks and rebates during the period prior to March 1, 1997, Vendor shall reimburse Purchaser upon presentation of proper evidence by Purchaser of such acceptance or payment.

         9.6 Brokers. Purchaser represents to the Vendor that Purchaser has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions other than Mazier Partners. Purchaser shall be solely responsible for any amounts due to Mazier Partners. Vendor represents to Purchaser that Vendor has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions. Each party agrees to indemnify and hold the other party harmless with respect to any action, claim or demand with respect to any third party claiming any such fee or commission by reason of its relationship to the indemnifying party.

         9.7 Allocation of Purchase Price. Schedule 9.7 sets forth the parties' mutually negotiated allocation of the Purchase Price among the Purchased Assets. The parties agree that said allocation shall be reflected on any returns required to be filed with the Internal Revenue Service or any other foreign or state tax authority arising from this transaction.

         9.8 Best Efforts. Each party shall use its best efforts to close, to comply with all covenants herein and to consummate the sale contemplated hereby as expeditiously as possible.

         9.9 Best Efforts to Obtain Satisfaction of Conditions. Vendor and Purchaser covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

         9.10 Adverse Event Reports. Upon the transfer of the FDA product registrations, Purchaser shall assume responsibility for compliance with FDA regulations, including without limitation adverse event reporting requirements. To the extent that Vendor receives any adverse event reports, Vendor shall promptly (but in no event later than five Business Days after receipt by SBC) forward copies of such reports to Purchaser at the address set forth in Section 17.3, Attention: Regulatory Affairs. To the extent requested by SB in order to meet SB's obligations with respect to regulatory requirements in countries outside the Territory, to the extent that Purchaser receives any adverse event reports, Purchaser shall promptly (but in no event later than five Business Days after receipt by Purchaser) forward copies of such reports to SBC at the address set forth in Section 17.3, Attention: Regulatory Affairs.

         9.11 Transfer of Registrations, etc. Upon Purchaser's request, Vendor will transfer to Purchaser, to the extent legally permissible, any federal health registrations necessary to enable uninterrupted manufacture, marketing and sale of the Products. Vendor will cooperate with Purchaser in disclosing and copying any relevant records and reports which are required to be made, maintained and reported pursuant to law.

         9.12 Use of Name. For a period of 12 months from the Effective Date or such longer period as shall be necessary to exhaust any Inventories (but in no event later than 18 months after the Time of Closing), Vendor shall permit Purchaser to use the term and logo for "SB SmithKline Beecham Pharmaceuticals" on the Products and on their packaging and in connection with the sale and distribution in the Territory of the Products (including samples) to wholesale and retail distributors; provided, that Purchaser shall not order any new packaging from four months after the Time of Closing which bears any of such names or logos; and provided further, that except as hereby provided Purchaser shall have no right to use the term "SB SmithKline Beecham Pharmaceuticals" as a trade name, trademark or service mark, and provided further that the continued existence in the market place of Finished Goods bearing the foregoing terms and logos after the conclusion of such twelve month or longer period in connection with goods which were sold by Purchaser during such twelve month or longer period shall be permitted.

         9.13 Transfer of Regulatory Responsibility. Vendor and Purchaser shall each use their best efforts to transfer the FDA and Canadian registrations and permits and to transfer regulatory responsibilities for the Products from Vendor to Purchaser as expeditiously as possible following the Time of Closing.

                                   SECTION 10
                              CLOSING ARRANGEMENTS

         10.1 Closing Arrangements. At or before the Time of Closing upon fulfillment of all the conditions hereof which have not been waived in writing by the Purchaser or the Vendor respectively:

                  (a) Vendor's Delivery of Closing Documents. Vendor shall deliver to Purchaser:

                           (i) a bill of sale substantially in the form of
EXHIBIT G;

                           (ii) such instruments of conveyance, assignment and
transfer, in form and substance satisfactory to Purchaser, as shall be appropriate to convey, transfer and assign to, and to vest in Purchaser, good title to the Purchased Assets, free and clear of all Encumbrances;

                           (iii) all technical data, formulations, product
literature and other documentation related to the Purchased Assets;

                           (iv) such certificates of Vendor's officers and such
other documents evidencing satisfaction of the conditions specified in Section 11 as Purchaser shall reasonably request; and

                           (v) such other documents, instruments and
certificates as Purchaser may reasonably request.

                  (b) Purchaser's Delivery of Closing Documents. Purchaser shall deliver to Vendor:

                           (i) such certificates of Purchaser's officers and
such other documents evidencing satisfaction of the conditions specified in
Section 12 as Vendor shall reasonably request; and

                           (ii) such other documents, instruments and
certificates as Vendor may reasonably request.

                  (c) Payment of Purchase Price. On the fulfillment of the foregoing terms of Section 10 and upon the fulfillment of all the conditions of this Agreement, which have not been specifically waived in writing by Purchaser or Vendor, as the case may be, Purchaser shall pay and satisfy the Purchase Price as provided in Section 3 hereof.

                  (d) Physical Delivery. Pursuant to delivery arrangements specified by Purchaser to Vendor prior to the Time of Closing, and reasonably acceptable to Vendor, Vendor shall deliver to Purchaser at Purchaser's premises those tangible assets included in the Purchased Assets at the Time of Closing or as soon thereafter as reasonably practical but in no event later than ten Business Days after the Time of Closing.

         10.2 Transfer Expenses -- Trademarks and Patents. Vendor shall deliver to Purchaser such trademark and patent assignment documents in recordable form necessary to effect the transfer of such trademarks and patents to Purchaser. Purchaser shall be responsible for the recordation of same and Purchaser shall bear any costs and fees related thereto. Purchaser shall be responsible for all costs associated with maintenance of trademarks and patents from the Time of Closing. At least ten Business Days prior to the Time of Closing Vendor shall provide Purchaser with a list of any such maintenance costs which to Vendor's knowledge are due prior to February 28, 1997.

                                   SECTION 11
                        PURCHASER'S CONDITIONS OF CLOSING

         The sale and purchase of the Purchased Assets in accordance with the terms of this Agreement are subject to the following terms and conditions, each of which is included for the exclusive benefit of Purchaser, to be fulfilled and/or performed at or prior to the Time of Closing:

         11.1 Representations and Warranties at Closing. The representations and warranties of Vendor to Purchaser contained in this Agreement and Schedules hereto shall be true and correct in all material respects at the Effective Date with the same force and effect as if such representations and warranties were made at and as of such time and the Vendor shall deliver to the Purchaser at the Time of Closing certificate(s) by an officer of Vendor to such effect provided that the receipt of such evidence and the closing of the transaction of purchase and sale herein provided for shall not be nor be deemed to be a waiver of the representations and warranties contained in this Agreement and Schedules hereto.

         11.2 Compliance with Terms and Conditions. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects.

         11.3 Necessary Consents. There shall have been obtained from all appropriate federal, state, municipal or other governmental or administrative bodies such approvals or consents as are required to permit the change of ownership of the Purchased Assets contemplated hereby.

         11.4 No Actions Taken Restricting Sale. All required filings under the HSR Act shall have been made and any required waiting period under the HSR Act shall have expired or been earlier terminated. No action or proceeding in the Territory by law or in equity shall be pending or threatened by any person, firm, corporation, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the right of the Purchaser to conduct the business in respect of the Purchased Assets.

         11.5 Non-Performance of Conditions for the Benefit of the Purchaser. In the event that any of the conditions set forth in this Section 11 shall not be fulfilled and/or performed at or before the Time of Closing, the Purchaser may rescind this Agreement by notice in writing to the Vendor, and the Purchaser shall thereupon be released from all obligations under this Agreement unless the condition or conditions for the non-fulfillment of non-performance of which the Purchaser has rescinded this Agreement are reasonably capable of being fulfilled and/or performed or caused to be fulfilled or performed by the Vendor, then the Vendor shall also be released from all obligations under this Agreement, provided any of the said conditions may be waived in whole or in part by the Purchaser at any time without prejudice to its rights of rescission in the event of non-fulfillment and/or non-performance of any other condition or conditions, any such waiver to be binding upon the Purchaser only if the same is in writing.

         11.6 Ancillary Documents. Vendor and Purchaser shall have entered into the Supply Agreement, the Equity Agreement and the Transitional Services Agreement.

         11.7 Opinion of Counsel. Purchaser shall have received an opinion of Donald F. Parman, Esq., counsel for Vendor, dated the Time of Closing, substantially in the form of EXHIBIT H.

                                   SECTION 12
                         VENDOR'S CONDITIONS OF CLOSING

         The sale and purchase of the Purchased Assets in accordance with the terms of this Agreement is subject to the following terms and conditions, each of which is included for the exclusive benefit of the Vendor. Each of such conditions is to be fulfilled and/or performed at or prior to the Time of Closing.

         12.1 Compliance with Terms. All the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been duly complied with or performed in all material respects.

         12.2 No Action Taken Restricting Sale. All required filings under the HSR Act shall have been made and any required waiting period under the HSR Act shall have expired or been earlier terminated. No action or proceeding in the United States at law or in equity shall be pending or threatened by any person, firm, corporation, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the right of the Vendor to sell the Purchased Assets.

         12.3 Non-Performance of Conditions for the Benefit of the Vendor. In the event that any of the conditions set forth in this Section 12 shall not be fulfilled and/or performed at or before the Time of Closing, the Vendor may rescind this Agreement by notice in writing to the Purchaser and the Vendor shall thereupon be released from all obligations under this agreement and the

Purchaser shall also be released from all obligations under this Agreement, provided any of the said conditions may be waived in whole or in part by the Vendor at any time without prejudice to its respective rights of rescission in the event of a non-fulfillment and/or non-performance of any other condition or conditions, any such waiver to be binding upon the Vendor only if the same is in writing

         12.4 Ancillary Documents. Vendor and Purchaser shall have entered into the Security Agreement, Supply Agreement, the Equity Agreement and the Transitional Services Agreement and Purchaser shall have executed and delivered the Note.

         12.5 Opinion of Counsel. Vendor shall have received an opinion of Venture Law Group, counsel for Purchaser, dated the Time of Closing, substantially in the form of EXHIBIT I.

         12.6 Insurance Certificate. Purchaser shall have provided Vendor with a certificate of insurance documenting the coverage described in Section 8.2.

         12.7 Senior Indebtedness. As of the Time of Closing there shall be no outstanding Senior Indebtedness (as defined in the Note).

                                   SECTION 13
                  CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

         The obligations of each of the parties hereto are subject to the condition that at the Time of Closing, there shall exist no injunction or other order issued by a court of competent jurisdiction which would make unlawful the consummation of the transactions contemplated by this Agreement.

                                   SECTION 14
                                 INDEMNIFICATION

         14.1 Vendor's Indemnification. Vendor will indemnify and hold harmless Purchaser and each of its directors, officers, employees, advisors, affiliates, agents and shareholders from and against any and all losses, damages, liabilities, costs, claims and expenses, including but not limited to attorney's fees, arising out of, based upon or resulting from:

                  (a) any claims against, or liabilities or obligations of, the Vendor or against the Purchased Assets other than the Assumed Liabilities;

                  (b) any inaccuracy of any representation or warranty or schedule of Vendor which is contained in or made pursuant to this Agreement;

                  (c) the non-compliance by Vendor with the provisions of any applicable bulk sales act governing the purchase and sale of the Purchased Assets;

                  (d) any tax liability of Vendor (other than sales and use taxes referred to in Section 3.2 of this Agreement) including, without limitation, any tax liability arising out of the failure of Vendor or Purchaser to comply with any provisions of the tax laws of the

Commonwealth of Pennsylvania (including, without limitation, provisions requiring notice to state tax authorities concerning bulk or other sales of property); or

                  (e) any breach by Vendor of any of its agreements, covenants, warranties or obligations contained in or made pursuant to this Agreement.

         Vendor shall have no obligation to indemnify Purchaser under this
Section 14.1 for any breach of Vendor's representations and warranties made in or pursuant to this Agreement, until such time, if any, as the aggregate amount of the liabilities, losses, damages, claims costs and expenses arising out of such breach exceeds $50,000 and then only to the extent of such excess.

         14.2 Purchaser's Indemnification. Purchaser will indemnify and hold harmless Vendor and each of its directors, officers, employees, advisors, affiliates, agents and shareholders from and against any and all losses, damages, liabilities, costs, claims and expenses including but not limited to attorney's fees arising out of, based upon or resulting from:

                  (a) any inaccuracy of any representation or warranty of Purchaser which is contained in or made pursuant to this Agreement;

                  (b) any breach by Purchaser of any of its agreements, covenants, warranties or obligations contained in or made pursuant to this Agreement; or

                  (c) any of the Assumed Liabilities, excluding damages, liabilities, costs and claims arising out of or related to returns to the extent that Vendor has retained liability pursuant to Section 9.4.

         Purchaser shall have no obligation to indemnify Vendor under this
Section 14.2 for any breach of Purchaser's representations and warranties made in or pursuant to this Agreement, until such time, if any, as the aggregate amount of the liabilities, losses, damages, claims costs and expenses arising out of such breach exceeds $50,000 and then only to the extent of such excess. For the avoidance of doubt this limitation does not apply to Purchaser's obligations to pay any element of the Purchase Price.

         14.3 Claims Procedures. (a) Promptly after the receipt by any party hereto of notice or upon any party becoming otherwise aware of (x) any claim or
(y) the commencement of any action or proceeding, such party (the "Aggrieved Party") will, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to this
Section 14, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within a reasonable time, but in no event more than thirty days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action.

                  (b) If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation.

                  (c) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to the Aggrieved Party a surety bond or an irrevocable letter of credit in form and substance reasonably satisfactory to the Aggrieved Party, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all reasonable expenses, including, without limitation, attorneys' fees, incurred by the Aggrieved Party in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, including, without limitation, attorneys' fees, incurred by the Aggrieved Party in the defense against such claim or litigation.

         14.4 Nature of Survival of Representations, Etc. All representations and warranties and agreements made by the parties hereto shall survive the Time of Closing and any investigation at any time made by or on behalf of either party, provided, however, that no suit or action may be commenced in respect of a representation or warranty after eighteen (18) months from the Time of Closing.

                                   SECTION 15
                                 EFFECTIVE DATE

         The completion of the transactions contemplated by this agreement shall take place at the Time of Closing at the offices of Vendor located at One Franklin Plaza, Philadelphia, Pennsylvania, or at such other place as may be agreed upon by the parties hereto.

                                   SECTION 16
                CONDUCT OF BUSINESS PRIOR TO THE TIME OF CLOSING

         It is expressly understood by the parties that in the event that there is no closing under this Agreement, Purchaser shall have no rights whatsoever to the revenues from the Products, and shall have no liability for the Assumed Liabilities or for any costs or expenses incurred or accrued with respect to the business related to the Products.

                                   SECTION 17
                                  MISCELLANEOUS

         17.1 Further Assurances. Each of the parties hereto upon the request of the other party hereto, whether before or after the Time of Closing and without further consideration, shall do, execute, acknowledge and deliver or cause to be done, executed acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement, and Vendor will provide Purchaser with access to financial information relating to the Purchased Assets as may be reasonably requested by Purchaser.

         17.2 Announcements. The parties hereto agree that no disclosure or public announcement with respect to this Agreement or any of the transactions contemplated by this Agreement shall be made by any party hereto without the prior written consent of Vendor or Purchaser provided, however, that nothing herein contained shall restrict Vendor or Purchaser from making any public announcement of the transactions contemplated by this Agreement to the extent that it, in its sole discretion reasonably exercised, is of the view that such announcement is required or deemed advisable in order to meet its obligations under the securities laws or stock exchange requirements in the United Kingdom or the United States of America; provided further that prior to making such announcement, the party making it shall provide particulars thereof in writing to the other party. Notwithstanding the foregoing, Purchaser may disclose this Agreement and the transactions contemplated hereby, to the extent reasonably necessary, in connection with (a) a private placement of securities for the purpose of obtaining the financing necessary to pay the Purchase Price and the fees and expenses related to this Agreement, the transactions contemplated hereby and such financing, (b) Purchaser's filing and disclosure obligations under the Securities Act of 1934, as amended, including the filing of he Agreement and all exhibits with the Securities and Exchange Commission, and/or
(c) any registration of one or more of the Products with any state or Federal agency.

         17.3 Notices. Any notice, direction or other instrument required or permitted to be given to Vendor hereunder shall be in writing and may be given by delivering the same or sending the same by telecommunication addressed to the Vendor as follows:

                  To:               SmithKline Beecham Pharmaceuticals
                                    One Franklin Plaza
                                    Philadelphia, PA 19102
                                    Attn: Francis Molettieri
                                    Fax:  215-751-5509

                  Copy to:          SmithKline Beecham Corporation
                                    One Franklin Plaza
                                    Philadelphia, PA  19102
                                    Attn: Corporate Legal
                                    Fax: 215-751-5349

         Any notice, direction or other instrument required or permitted to be given to Purchaser hereunder shall be in writing and may be given by delivering the same or sending the same by telecommunication addressed to Purchaser as follows:

                  To:               Connective Therapeutics, Inc.
                                    3400 W. Bayshore Road
                                    Palo Alto, CA  94303
                                    Attn:  Chief Executive Officer
                                    Fax:  (415) 843-2899

                  Copy to:          Venture Law Group
                                    2800 Sand Hill Road
                                    Menlo Park, CA  94025
                                    Attn:  Joshua L. Green
                                    Fax:  (415) 233-8386

         Any such notice, direction or other instrument, if delivered, shall be deemed to have been given on the date on which it was delivered and if transmitted by telecommunication shall be deemed to have been given at the opening of business in the office of the addressee on the Business Day next following the transmission thereof.

         Any party hereto may change its address for service from time to time by notice given to the other parties hereto in accordance with the foregoing.

         17.4 Termination. This Agreement may be terminated at any time prior to the Time of Closing:

                  (a) by mutual consent of Vendor and Purchaser; and

                  (b) by either Vendor or Purchaser if the sale contemplated hereby shall not have been consummated on or before January 31, 1997.

         17.5 Time of the Essence. Time shall be of the essence.

         17.6 Applicable Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the Commonwealth of Pennsylvania except that matters related to grant to Vendor by Purchaser of a security interest in the Purchased Assets shall be governed by the laws of the State of California.

         17.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement between the parties hereto with respect to the transactions provided for herein and, except as stated herein and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the agreements between the parties hereto and there are no verbal agreements or understandings between the parties hereto not reflected in this Agreement. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

         17.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement.

         17.9 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors, administrators, and assigns, but shall not be assignable by Vendor or Purchaser hereto prior to the Time of Closing without the written consent of the other party. The assignability of the Supply Agreement and the Transitional Services Agreement shall be governed by their respective terms.

         IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.


                             SMITHKLINE BEECHAM CORPORATION



                             By:    /s/ Donald Parman
                                 ------------------------------------------
                             Title:  Secretary


                             SMITHKLINE BEECHAM PROPERTIES, INC.



                             By:    /s/ Donald Parman
                                 ------------------------------------------
                             Title:  Vice President


                             SMITHKLINE BEECHAM PHARMA INC.



                             By:    /s/ Donald Parman
                                 ------------------------------------------
                             Title:  Attorney


                             SMITHKLINE BEECHAM INTER-AMERICAN
                             CORPORATION



                             By:    /s/ Donald Parman
                                 ------------------------------------------
                             Title:  Vice President


                             CONNECTIVE THERAPEUTICS, INC.



                             By:    /s/ Thomas G. Wiggans
                                 ------------------------------------------
                             Title:  President and Chief Executive Officer

                         Index to Exhibits and Schedules


Exhibit A                  Products
Exhibit B                  Form of Equity Agreement
Exhibit C                  Form of Promissory Note
Exhibit D                  Form of Security Agreement
Exhibit E                  Form of Supply Agreement
Exhibit F                  Form of Transitional Services Agreement
Exhibit G                  Form of Bill of Sale
Exhibit H                  Form of Legal Opinion of Vendor's Counsel
Exhibit I                  Form of Legal Opinion of Purchaser's Counsel

Schedule 2.2(c)            Contracts with price guarantees on Ridaura
Schedule 4.2               Gross and Net Sales
Schedule 5.4               Financial information
Schedule 5.5               Litigation matters
Schedule 5.6               Inventory
Schedule 5.7               Product formulas
Schedule 5.8               Regulatory issues
Schedule 5.9               Approvals, registrations and permits
Schedule 5.11              Intellectual property
Schedule 9.7               Allocation of purchase price